Exhibit 99.1


                                                        Contact:  Dwaine Stevens
                                                                  (904) 693-6107



                        Publix Announces Annual Dividend

LAKELAND, Fla., March 8, 2007 -- Publix Super Markets Inc. announced that its board of directors declared an annual cash dividend on its common stock. The 2007 dividend is 40 cents per share, up from 20 cents per share in 2006, adjusted for the effect of the 5-for-1 stock split that occurred July 1, 2006. The dividend will be paid June 1, 2007, to stockholders of record as of the close of business April 20, 2007.
      Publix stock is currently priced at $19.90 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.
      Publix is privately owned and operated by its 142,000 employees, with 2006 sales of $21.7 billion. Currently Publix has 898 stores in Florida, Georgia, South Carolina, Alabama and Tennessee. The company has been named one of FORTUNE's "100 Best Companies to Work For in America" for 10 consecutive years. In addition, Publix's dedication to superior quality and customer service is recognized as tops in the grocery business, most recently by an American Customer Satisfaction Index survey. For more information, visit the company's Web site, www.publix.com. ###